Exhibit 4.2

Exhibit B

EXCHANGE RIGHTS OF CLASS B MEMBERS

ARTICLE I
GENERAL PROVISIONS

1.01.General. This Exhibit B is a part of the Amended and Restated Operating Agreement of Pzena Investment Management, LLC, dated as of [•] , 2019 (the “Agreement”). Capitalized terms used in this Exhibit B have the respective meanings given to them in Section 1.2 hereof or, if not defined therein, in Section 1.08 of the Agreement. Except as otherwise provided herein, references to Sections in this Exhibit B shall be references to Sections of this Exhibit B. In the event that the Company is dissolved pursuant to the Agreement, any exchange right provided in this Exhibit B shall expire on the final distribution of the assets of the Company.

1.02Certain Definitions. As used in this Exhibit, the following terms shall have the following meanings:

“Annual Period” shall mean (a) the First Period and (b) each annual period beginning on a date after the First Period and ending on an annual anniversary of the IPO Date.

“Certificate” shall mean the Amended and Restated Certificate of Incorporation of Pzena Inc., filed with the Secretary of State of the State of Delaware on October 30, 2007, as thereafter amended from time to time.

“Class A Shares” shall mean shares of Class A Common Stock of Pzena Inc.

“Class B Shares” shall mean shares of Class B Common Stock of Pzena Inc.

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Employee Member Group” has the meaning set forth in Section 2.2(a)(i).

“Exchange” shall mean the exchange by a Class B Member of one or more Class B Units for an equal number of Class A Shares pursuant to the provisions of this Exhibit B.

“Exchange Date” has the meaning set forth in Section 2.3(a).

“Exchange Notice” has the meaning set forth in Section 2.1(b).

“Exchange Request” has the meaning set forth in Section 2.3.

“First Effective Date” shall mean the first effective date of a registration statement on Form S-3 filed by Pzena Inc.

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“First Period” shall mean the period commencing on the First Effective Date and ending on the second anniversary of the IPO Date.

“Issued Incentive Units” shall mean the following Class B Units issued after October 30, 2007 and prior to March 5, 2012: (i) 403,036 Class B Units granted pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan, and (ii) the 216,501 Class B Units granted pursuant to the Company’s Amended and Restated Bonus Plan.

“IPO Date” shall mean the date of the closing of the initial public offering of the Class A Shares.

“Registration Rights Agreement” shall mean the Resale and Registration Rights Agreement, dated as of October 30, 2007, by and among Pzena Inc. and the Holders named on the signature pages thereto.

ARTICLE II
EXCHANGE

2.01.Exchange Dates; Exchange Notices.

(a)The Managing Member shall establish one or more dates in each Annual Period as a date on which the Class B Members shall be permitted to Exchange their Class B Units (such date, an “Exchange Date”), provided that the Managing Member may, by notice to each Class B Member, postpone any Exchange Date one or more times.  For the avoidance of doubt, the Managing Member may establish as many Exchange Dates as it shall determine in its sole discretion.

(b)The Managing Member shall provide, in respect of at least one (1) Exchange Date in each Annual Period, a written notice (an “Exchange Notice”) to all Class B Members at least fifteen (15) calendar days prior to such Exchange Date. In respect of any other Exchange Date within such Annual Period, the Managing Member may provide an Exchange Notice to one or more Class B Members such number of days prior to such Exchange Date as the Managing Member may determine in its sole discretion.

(c)The Managing Member may permit, in writing or orally, one or more Class B Members to submit Exchange Requests, such permission to be granted, withheld or granted on such terms and conditions as determined by the Managing Member in its sole discretion.

2.02Permissible Exchanges by Class B Members.

(a)Employee Members.

(1)General Rule. Subject to Sections 2.2(a)(ii) and (iii), 2.2(c) and 2.5, during any Annual Period commencing on or following the First Effective Date and until the date of termination of employment of an Employee Member, each Employee Member and all Permitted Transferees of such Employee Member (collectively, the “Employee Member Group”) shall be permitted collectively to Exchange a number of vested Class B Units in an amount of up

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to fifteen percent (15%) of the aggregate number of vested and unvested Class B Units held by such Employee Member Group as of the first day of such Annual Period in which the applicable Exchange occurs, provided that, in the event the members of an Employee Member Group submit requests to Exchange a number of vested Class B Units that is greater than the number permitted under this Section 2.2(a)(i) and such members are unable to resolve any dispute among themselves as to the number of Class B Units that each member may Exchange within five (5) Business Days of notice by the Managing Member of such dispute, then each member of such Employee Member Group shall be permitted to Exchange a number of vested Class B Units in an amount of up to fifteen percent (15%) of the vested and unvested Class B Units held by such member of such Employee Member Group as of the first Business Day of such Annual Period.

(2)Initial Managing Principals. Notwithstanding Section 2.2(a)(i) but subject to Sections 2.2(c) and 2.5, during the period beginning on the day following the date of termination of employment of an Initial Managing Principal and ending on and including the third anniversary of such date, no Initial Managing Principal, nor any Permitted Transferee of such Initial Managing Principal, may Exchange vested Class B Units held by such Initial Managing Principal or such Permitted Transferee, as the case may be. Thereafter, an Initial Managing Principal and his Permitted Transferees shall be permitted to Exchange any or all of the vested Class B Units held by such Initial Managing Principal and his Permitted Transferees.

(3)Ordinary Employee Members. Notwithstanding Section 2.2(a)(i) but subject to Sections 2.2(c) and 2.5, (A) during the period beginning on the day following the date of termination of employment of an Ordinary Employee Member and ending on and including the first anniversary of such date, no Ordinary Employee Member, nor any Permitted Transferee of such Ordinary Employee Member, may Exchange vested Class B Units held by such Ordinary Employee Member or such Permitted Transferee, as the case may be and (B) beginning on the day following the first anniversary of the date of termination of employment of an Ordinary Employee Member and ending six months thereafter, if an Exchange Date occurs during such six month period, an Ordinary Employee Member, and each Permitted Transferee of such Ordinary Employee Member, shall be permitted to Exchange any number of vested Class B Units, provided that, except as may be agreed in writing by the Managing Member, such Ordinary Employee Member shall continue to hold throughout such period at least twenty-five percent (25%) of the aggregate number of vested and unvested Class B Units held by such Ordinary Employee Member and all Permitted Transferees of such Ordinary Employee Member on the date of termination of employment of such Ordinary Employee Member. Thereafter, an Ordinary Employee Member and all Permitted Transferees of such Ordinary Employee Member shall be permitted to Exchange any or all of the vested Class B Units held by such Ordinary Employee Member and such Permitted Transferees.

(b)Non-Employee Members. Subject to Sections 2.2(c) and 2.5, during any Annual Period that begins on the First Effective Date and ends on the third anniversary of the IPO Date, each Non-Employee Member shall be permitted to Exchange a number of vested Class B Units in an amount up to fifteen percent (15%) of the aggregate number of vested and unvested Class B Units held by such Non-Employee Member as of the first day of such Annual Period in which the applicable Exchange occurs. Following the third anniversary of the date hereof, each Non-Employee Member shall be permitted to Exchange any or all of the vested Class B Units held by such Non-Employee Member on an applicable Exchange Date.

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(c)Exceptions.  Notwithstanding Section 2.2(a) and (b), (i) following the First Effective Date, the Managing Member may permit any Class B Member to exchange vested Class B units in amounts exceeding those described in Section 2.2(a) and (b), which permission may be withheld, delayed, or granted on such terms and conditions as the Managing Member may determine in its sole discretion and (ii) in the event that the amount of income taxes payable by a member of an Employee Member Group due to the grant or vesting of Class B Units, the exercise of options to acquire Class B Units and/or the Exchange of Class B Units for Class A Shares (whether or not such member is or was an employee of the Company Group at the time that such tax payment obligation arises) exceeds the net proceeds such member would receive upon the sale of the Class A Shares issued to such member in exchange for vested Class B Units pursuant to this Section 2.2(a), as reasonably determined by the Managing Member based upon such reasonable simplifying assumptions as the Managing Member may make, such member shall instead be entitled to Exchange for Class A Shares the number of vested Class B Units such that the net proceeds from the sale of such Class A Shares would enable such member to satisfy such tax obligations, as reasonably determined by the Managing Member.

(d)Restrictions on Class A Shares. Each Class B Member hereby acknowledges and agrees that (i) neither the Company nor the Managing Member shall have any obligation to deliver Class A Shares that have been registered under the Securities Act, and (ii) the Company reserves the right on any Exchange Date to provide registered Class A Shares, unregistered Class A Shares or any combination of thereof, as it may determine in its sole discretion. The Managing Member and the Company reserve the right to cause certificates evidencing such Class A Shares to be imprinted with legends as to restrictions on transfer that it may deem necessary or appropriate, including legends as to applicable U.S. federal or state securities laws or other legal or contractual restrictions and may require any Class B Member to which Class A Shares are to be distributed to agree in writing (i) that such Class A Shares will not be transferred except in compliance with such restrictions and (b) to such other matters as the Managing Member may deem reasonably necessary or appropriate in light of applicable law and existing agreements.

(e)Unvested Class B Units. For the avoidance of doubt, a Class B Member may not Exchange any unvested Class B Units at any time.

(f)Notwithstanding anything else in this Section 2.02, this Exhibit or the Agreement, (i) no Class B Units may be exchanged until the first day after the first anniversary of the date or original issuance of each Class B Unit, and (2) none of the Issued Incentive Units may be exchanged until March 6, 2013.

(g)Notwithstanding anything else to the contrary in paragraphs (a) or (b) of this Section 2.02 or Section 2.01 of this Exhibit B, (i) the Company may grant Class B Units-based awards under any of the Plans after November 1, 2014 (a “Future Plan Award”) pursuant to an award agreement between the Company and the grantee whereby the Company and the grantee agree that the first Exchange Date on which the grantee may exchange any vested Class B Units comprising or underlying any such Future Plan Award (the “Delayed Exchange Units”) shall be seven or more years after the date of grant of such Future Plan Awards (the “Delayed Exchange Date”), (ii) up to all vested Delayed Exchange Units may be exchanged on the applicable Delayed Exchange Date or any subsequent Exchange Date established by the

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Managing Member for the exchange of all vested Delayed Exchange Units or for exchanges of Class B Units by all Class B Members, irrespective of the 15% limitation referred to in paragraphs (a) or (b) of Section 2.02 of Exhibit B, and (iii) with respect to any Exchange Dates occurring before the Delayed Exchange Date, the Delayed Exchange Units shall not be considered held by the grantee for purposes of determining the total number of vested and unvested Units held by the grantee under Section 2.02(a)(1).

2.03.Exchange Request. Upon receiving the Exchange Notice or as permitted by the Managing Member pursuant to Section 2.1(c), a Class B Member may submit a request to effect an Exchange by delivering to the Company, not less than fourteen (14) calendar days prior to an Exchange Date (or such lesser number of days as the Managing Member may permit in its sole discretion), a written notice (the “Exchange Request”). An Exchange Request shall set forth the number of Class B Units such Class B Member elects to exchange for Class A Shares at the Closing on such Exchange Date. The Class B Member shall represent to each of the Company and the Managing Member that such Class B Member owns the Class B Units to be delivered at such Closing pursuant to Section 2.6, free and clear of all Liens, except as set forth therein, and, if there are any Liens identified in the Exchange Request, such Class B Member shall covenant that such Class B Member will deliver at the applicable Closing evidence reasonably satisfactory to the Company and the Managing Member, that all such Liens have been released. An Exchange Request is not revocable or modifiable, except with the written consent of the Managing Member and the Class B Member that submitted the request.

2.04.Closing Date.

(a)If an Exchange Request has been timely delivered pursuant to Section 2.3, then, on the next Exchange Date (as may be extended pursuant to this Section 2.4, the “Closing Date”), the parties shall effect the closing (the “Closing”) of the transactions contemplated by this Article II at the offices of Pzena Inc. at 320 Park Avenue, 8th Floor, New York, NY 10022, or at such other time, at such other place, and in such other manner, as the applicable parties to such Exchange shall agree in writing; provided, however, that, except as may be determined otherwise by the Company in its sole discretion, if an applicable Exchange Date falls on a day during which directors, officers or other employees of Pzena Inc. or any of its affiliates are prohibited by the trading policies of Pzena Inc. from disposing of equity securities of Pzena Inc., then with respect to all requested Exchanges, the Closing Date shall instead be deemed to be the first Business Day after such Exchange Date that such officers and directors are allowed to dispose of equity securities of Pzena Inc. pursuant to the trading policies of Pzena Inc.

(b)No Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Managing Member, such an Exchange would pose a material risk that the Company would be a “publicly traded partnership” as defined in Section 7704 of the Code.

2.05.Closing Conditions.

(a)The obligations of any of the parties to consummate an Exchange pursuant to this Article II shall be subject to the conditions that there shall be no injunction, restraining order or decree of any nature of any Governmental or Regulatory Authority that is then in effect that restrains or prohibits the Exchange of Class B Units or the transfer of Class B Shares for redemption.

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(b)The obligations of the Company and the Managing Member to consummate an Exchange pursuant to this Article II with respect to a Class B Member Exchanging Class B Units at such Closing shall be subject to the following conditions:

(1)Such Class B Member shall have taken all actions reasonably requested by Pzena Inc. to permit the automatic redemption, immediately following the Closing, of a number of Class B Shares equal to the number of Class B Units being Exchanged by such Class B Member at such Closing (including delivery to the Company of certificates evidencing such number of Class B Shares and confirmation that any Liens on such Class B Shares shall have been released); and

(2)If such Class B Member is not a party to the Registration Rights Agreement, such Class B Member shall have executed and delivered a counterpart signature page of the Registration Rights Agreement.

(c)The obligations of each Class B Member exchanging Class B Units at such Closing shall be subject to the following conditions:

(1)Pzena Inc. shall have taken all actions reasonably required to permit the automatic redemption, immediately following the Closing, of a number of Class B Shares held by such Class B Member equal to the number of Class B Units being Exchanged by such Class B Member at such Closing; and

(2)If such Class B Member is not a party to the Registration Rights Agreement, Pzena Inc. shall have executed and delivered a copy of the Registration Rights Agreement.

2.06.Closing Deliveries. At each Closing, the Company, the Managing Member and each Class B Member that has submitted an Exchange Request in respect of such Closing shall deliver the following:

(a)each such Class B Member shall deliver an instrument of transfer, substantially in the form of Annex A hereto or otherwise in form reasonably satisfactory to the Managing Member, sufficient (i) to transfer to the Company the number of vested Class B Units set forth in the Exchange Request of such Class B Member and (ii) in the case of an Employee Member, to affirm that such Class B Member agrees to comply with the covenants contained in Section 5.07 and 5.08 of the Agreement as may be applicable to such Employee Member at that time;

(b)if applicable, each such Class B Member shall deliver evidence reasonably satisfactory to the Company and the Managing Member, that all Liens on such Class B Member’s Class B Units delivered pursuant to this Section 2.6 have been released;

(c)the Managing Member shall deliver to the Company a certificate or book-entry credit issued in the name of each such Class B Member representing an amount of Class A Shares equal to the number of Class B Units such Class B Member elected to Exchange; and

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(d)the Company shall deliver to each such Class B Member a certificate or book-entry credit representing an amount of Class A Shares equal to the number of such Class B Units such Class B Member elected to Exchange.

2.07.Expenses. Each party hereto shall bear such party’s own expenses in connection with the consummation of any of the transactions contemplated hereby, whether or not any such transaction is ultimately consummated.

2.08Termination of Class B Membership; Cancellation of Class B Units; Issuance of Class A Units. Upon consummation of each Closing contemplated by this Article II, each Class B Unit transferred to the Company at such Closing shall be cancelled, the Company shall issue one Class A Unit to the Managing Member in respect of each such Class B Unit that was transferred and surrendered, and the Managing Member shall modify the Register of Members to reflect such cancellation and issuance. In the event that, as a result of an Exchange a Class B Member shall cease to hold any vested or unvested Class B Units, such Class B Member shall cease to be a “member” of the Company for any purpose under the Agreement or the Act.

2.09Tax Treatment. As required by the Code and the Regulations: (i) the parties shall report an Exchange consummated hereunder as a taxable sale of Class B Units by a Class B Member to the Company (in conjunction with an associated cancellation of Class B Shares) and (ii) no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority.

2.10Amendments. This Exhibit B may not be amended except as set forth in Section 11.01 of the Agreement.

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ANNEX A

INSTRUMENT OF TRANSFER

This INSTRUMENT OF TRANSFER (this “Instrument”) is made as of the Applicable Date by the undersigned (the “Transferor”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth on the signature page to this Instrument and, if not defined therein, in the Amended and Restated Operating Agreement (as amended or modified, the “Operating Agreement”) of the Pzena Investment Management, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H

WHEREAS, Transferor is the owner of the Applicable Number of vested Class B Units (the “Transferred Units”) and a party to the Operating Agreement; WHEREAS, Transferor has submitted to the Company an Exchange Request, dated as of the Exchange Request Date, electing to exchange (the “Exchange”) the Transferred Units for an equal number of Class A Shares of Pzena Inc. (the “Exchange Shares”); and WHEREAS, in connection with the Exchange, Transferor desires to transfer to the Company all of Transferor’s right, title and interest in, to and under the Transferred Units. NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and in the Operating Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledges, Transferor hereby agrees as follows:

1.Transfer. Transferor hereby transfers, assigns and delivers to the Company, free and clear of all Liens, all of Transferor’s right, title and interest in, to and under the Transferred Units.

2.Representations and Warranties. Transferor hereby represents and warrants to the Company as follows:

(a)Transferred Units. Immediately prior to giving effect to the transfer contemplated by this Instrument, Transferor owns, beneficially and of record, the Transferred Units free and clear of any Liens.

(b)Authority of Transferor. If Transferor is not a natural person, Transferor is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which Transferor was formed or organized. Transferor has full right, authority, power and legal capacity to enter into this Instrument and each agreement, document and instrument to be executed and delivered by Transferor pursuant to, or as contemplated by, this Instrument and to carry out the transactions contemplated hereby and thereby. This Instrument and each agreement, document and instrument executed and delivered by Transferor pursuant to, or as contemplated by, this Instrument constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Transferor enforceable in accordance with their respective terms. The execution, delivery and performance by Transferor of this Instrument and each such other agreement, document and instrument:

(i)

does not and will not violate any laws applicable to Transferor, or require Transferor to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

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(ii)

does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, lien, security interest, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Transferor is a party or by which the property of Transferor is bound or affected, or result in the creation or imposition of any Lien on any of the assets of Transferor; and

(iii)	in the event that Transferor is not a natural person, does not and will not violate any provision of any organization document of Transferor.

3.Employee Member Acknowledgement. In the event Transferor is an Employee Member, Transferor hereby acknowledges that he or she is receiving a significant economic benefit by Exchanging the otherwise illiquid Transferred Units into the Exchange Shares and therefore reaffirms his or her obligation to comply with the restive covenants contained in Sections 5.07 and 5.08 of the Operating Agreement as may be applicable to such Employee Member on and following the date hereof.

4.Further Assurance. Transferor hereby agrees to execute and deliver such further agreements and instruments and take such other actions as may be necessary to make effective the transfer contemplated by this Instrument.

5.Successors and Assigns. This Instrument shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

6.Governing Law. This Instrument shall be governed by and construed and enforced in accordance with the law of the State of Delaware, without regard to principles of conflict of laws.

7.Descriptive Headings. The descriptive headings in this Instrument are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Instrument.

8.Counterparts. This Instrument may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

9.Entire Agreement. This Instrument and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto, constitutes the entire agreement of the parties hereto, except as expressly provided herein, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, intending to be legally bound hereby, Transferor has executed this Instrument as of the Applicable Date.

TRANSFEROR:

Name:

Acknowledged and accepted

as of the Applicable Date by:

PZENA INVESTMENT MANAGEMENT, LLC

Name:
Title:

Certain Defined Terms

Applicable Date:

Transferor:

Applicable Number:

Exchange Request Date:

[Signature Page to Instrument of Transfer]

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